UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   EAST                JOHN C.
   955 East Arques Avenue


   Sunnyvale, CA 94086-4533
2. Issuer Name and Ticker or Trading Symbol
   ACTEL CORPORATION (ACTL)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   10/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   CEO & PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock                                  10/30/98    S        1,800         D  $12.3125     80,700         D  Direct
Common Stock                                  10/30/98    S        600           D  $12.0625     11,560         I  by Wife

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Incentive Stock Option (right  $4.0000                                                                    08/01/96     07/15/02
to buy)
Incentive Stock Option (right  $7.6300                                                                    08/01/98     07/26/04
to buy)
Incentive Stock Option (right  $8.0000                                                                    03/31/94     06/30/03
to buy)
Incentive Stock Option (right  $10.0625        07/28/98       A     V   2                                 (1)          07/28/08
to buy)
Incentive Stock Option (right  $10.0625        07/28/98       A     V   9,937                             08/01/02 (2) 07/28/08
to buy)
Incentive Stock Option (right  $13.0000                                                                   08/01/99     06/30/05
to buy)
Incentive Stock Option (right  $14.8750                                                                   08/01/00     07/17/06
to buy)
Incentive Stock Option (right  $16.3750                                                                   08/01/01     07/03/07
to buy)
Non-Qualified Stock Option     $7.6300                                                                    03/31/95     07/26/04
(right to buy)
Non-Qualified Stock Option     $8.0000                                                                    03/31/94     06/30/03
(right to buy)
Non-Qualified Stock Option     $9.4000                                                                                 10/06/05
(right to buy)
Non-Qualified Stock Option     $10.0625        07/28/98       A     V   44,998                            (3)          07/28/08
(right to buy)
Non-Qualified Stock Option     $10.0625        07/28/98       A     V   65,063                            08/01/02 (2) 07/28/08
(right to buy)
Non-Qualified Stock Option     $13.0000                                                                   03/31/96     06/30/05
(right to buy)
Non-Qualified Stock Option     $14.8750                                                                   08/01/00     07/17/06
(right to buy)
Non-Qualified Stock Option     $16.3750                                                                   08/01/01     07/03/07
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right            Common Stock                   10,000                    10,000        D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   13,114                    13,114        D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   40,250                    40,250        D   Direct
to buy)
Incentive Stock Option (right  07/28/98  Common Stock                   2                                       D   Direct
to buy)
Incentive Stock Option (right  07/28/98  Common Stock                   9,937                     9,939         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   7,692                     7,692         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   6,722                     6,722         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   6,106                     6,106         D   Direct
to buy)
Non-Qualified Stock Option               Common Stock                   42,886                    42,886        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   59,750                    59,750        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   60,000                    60,000        D   Direct
(right to buy)
Non-Qualified Stock Option     07/28/98  Common Stock                   44,998                                  D   Direct
(right to buy)
Non-Qualified Stock Option     07/28/98  Common Stock                   65,063                    110,061       D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   54,308                    54,308        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   53,278                    53,278        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   83,894                    83,894        D   Direct
(right to buy)

Explanation of Responses:

(1)
Option becomes exercisable as to 1 share on 12/31/2000 and 1 share on 12/31/2001.
(2)
Option becomes 100% exercisable on 8/1/2002
(3)
Option begins vesting 12/31/98 and is exercisable quarterly as to 15,000 shares in 1999 and 14,999 shares in 2000 and 2001.

SIGNATURE OF REPORTING PERSON
/S/ EAST                JOHN C.
DATE